Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

AUTHENTIDATE HOLDING CORP.

SENIOR SECURED PROMISSORY NOTE

No. 2012-	, 2012

U.S.$

1. Senior Secured Promissory Note.

This Senior Secured Promissory Note is one of a duly authorized series of obligations (individually, the “Note” and collectively, the “Notes”) of Authentidate Holding Corp., a Delaware corporation (the “Company”). This Note is being issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) among the Company and the original holders of the Notes pursuant to which the Company has issued an aggregate principal amount of at least $[            ] of Notes. By its acceptance of this Note, each Holder agrees to be bound by the terms of the Purchase Agreement. The Notes are secured obligations of the Company, to the extent provided for in the Security Agreement dated as of the date of the Purchase Agreement (the “Security Agreement”) entered into among the Company and the holders of the Notes, and shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries subject to the terms herein. This note is a direct obligation of the Company and ranks pari passu in right of payment with all other Notes now or hereafter issued in accordance with the Purchase Agreement under the terms set forth herein. All payments on the Notes shall be made pro rata to the Holders thereof based upon the principal amount of each Note then outstanding.

Capitalized terms used and not otherwise defined herein, shall have the respective meanings given to those terms in Section 8 hereof. Other capitalized terms used in this Note that are not defined herein shall have the respective meanings ascribed to such terms as set forth in the Purchase Agreement.

2. Principal and Interest.

(a) The Company for value received, hereby promises to pay to                                          or its registered assigns (the “Holder”), the principal sum of          DOLLARS (U.S. $        .00) on the first to occur of (i)                     , 201     [10 months from issue date] (the “Maturity Date”) or (ii) the consummation of the Next Financing (as defined below), subject to early redemption (if any), as provided in Section 5 below. No interest shall accrue on this Note.

(b) Payment of the principal of this Note shall be made upon the surrender of this Note to the Company, at its chief executive office (or such other office within the United States as shall be designated by the Company to the Holder hereof) (the “Designated Office”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Payment of principal and all other amounts payable with respect to the Notes shall be made by wire transfer in immediately available funds to the Holder; provided that if the Holder entitled thereto shall not have furnished wire instructions in writing to the Company on or prior to the third Business Day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the Holder entitled thereto as such address shall appear on the signature page herewith.

3. Seniority and Security.

(a) Seniority of Note. This Note shall rank senior to any and all other Indebtedness, as defined below, of the Company, unless the Company receives the prior written consent of the Holders of a Majority in Interest, to otherwise incur Indebtedness senior to this Note. This Note is issued subject to the provisions of this Section 3 and each person taking or holding this Note, accepts and agrees to be bound by these provisions.

(b) Security Interest. As security for the full, prompt and complete payment and performance of the Company’s obligations hereunder, the Company hereby grants to the Holder of this Note, equally and ratably with the security interests granted to the other Holders of other Notes issued under the Purchase Agreement, a security interest in and to the Collateral (as defined in the Security Agreement) in accordance with and subject to the terms and conditions of the Security Agreement and subject in all respects to the holders of the Permitted Liens. Except in accordance with the terms and conditions set forth in the Security Agreement, the Holder will not individually exercise any remedy with respect to any of the Collateral secured by the Permitted Liens, nor will the Holder commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company with respect to the Collateral secured by Permitted Liens.

4. Redemption. At any time and from time to time prior to the Maturity Date, upon no less than 20 days’ written notice by the Company to the Holder (the “Redemption Notice”), all or a portion of the then outstanding Notes may be redeemed by payment of the principal amount of the Notes to be redeemed at the end of such 20-day notice period (the “Redemption Amount”). The last day of such 20 day notice period shall be the “Redemption Date”. Provided the Company tenders the Redemption Amount on the Redemption Date, the principal amount of the Notes noticed for prepayment shall, after the Redemption Date, represent only the right to receive the Redemption Amount and shall not be considered outstanding for any other purposes.

5. Covenants of the Company. The Company covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

(a) Payment of Principal and Interest. The Company will duly and punctually pay or cause to be paid the principal of this Note, at the time and in the manner provided for herein.

(b) Preservation of Business. Unless otherwise permitted herein, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the rights (charter and statutory) of the Company; provided, however, that the Company shall not be required to preserve any such right if (a) the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder or (b) the Company shall no longer continue to have such right as a result of a good faith, arms-length transaction with a Person that is not an Affiliate of the Company.

(c) Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies, which amounts if unpaid, might become a material lien or charge upon such properties or any part thereof. However, the Company or such Subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company or such Subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested.

(d) Maintenance of Property. The Company will, and will cause each of its Subsidiaries to, at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto.

(e) Insurance. The Company will, and will cause each of its Subsidiaries to, keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations.

(f) Books and Records. The Company will, and will cause each of its Subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

(g) Other Indebtedness. Unless the Holders of at least a Majority in Interest shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the other Notes issued under the Purchase Agreement and (ii) Permitted Indebtedness.

(h) Existence of Liens. Unless the Holders of at least a Majority in Interest shall have otherwise given prior written consent, so long as this Note is outstanding or upon the earlier termination of the Security Agreement, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens upon or in any property or assets owned by the Company or any of its Subsidiaries other than Permitted Liens.

6. Events of Default.

(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the Company defaults in the payment of the principal (a “Defaulted Payment”) on any of the Notes when the same becomes due and payable at the Maturity Date, and such default continues for 15 days or longer;

(2) the Company fails to perform or observe any other material term, covenant or agreement contained in this Note or the Purchase Agreement, and the default continues for a period of 30 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the holders of at least a Majority in Interest of the outstanding Notes;

(3) any representation or warranty made or deemed made by or on behalf of the Company in or in connection with the Purchase Agreement or in the other agreements entered into in connection herewith, shall prove to have been incorrect in any material respect when made or deemed made;

(4) any proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law relating to the Company or to all or any material part of its properties is instituted against the Company without its consent and continues undismissed or unstayed for sixty (60) calendar days, or any order for relief is entered in any such proceeding or there is an entry by a court having competent jurisdiction of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(5) the commencement by the Company of a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the consent by the Company to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors.

(b) Acceleration of Payment. If an Event of Default (other than an Event of Default specified in Section 6(a)(4) or 6(a)(5) hereof with respect to the Company) occurs and is continuing, the Holders of at least a Majority in Interest of the Notes, by written notice to the Company, may declare due and payable the principal of this Note and all other outstanding Notes. Upon a declaration of acceleration, such principal shall be immediately due and payable. If an Event of Default specified in Section 6(a)(4) or 6(a)(5) occurs with respect to the Company, the principal of this Note shall become and be immediately due and payable, without any declaration or other act on the part of the Holder.

The Holders of not less than a Majority in Interest of the principal of the outstanding Notes may, on behalf of the Holders of all of the Notes, rescind and annul an acceleration and its consequences (including waiver of any defaults) if: (1) all existing Events of Default, other than the nonpayment of a Defaulted Payment on this Note and any of the other Notes that have become due solely because of the acceleration, have been remedied, cured or waived, and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(c) Collections. If an Event of Default with respect to this Note occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the Defaulted Payment or to enforce the performance of any provision of this Note.

(d) Right to Receive Payment Upon Default. Notwithstanding any other provision in this Note, the Holder of this Note shall have the right, which is absolute and unconditional, to receive payment of the principal in respect of the Notes held by the Holder, on or after the final Maturity Date, or to bring suit for the enforcement of any such payment on or after such date, and such rights shall not be impaired or affected adversely without the consent of the Holder.

(e) No Exclusive Right or Remedy. Except as otherwise provided herein, no right or remedy conferred in this Note upon the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(f) No Waiver of Right or Remedy. No delay or omission of the Holder of this Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or any acquiescence therein. Every right and remedy given by this Section 6 or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

7. Restrictions on Transfer.

(a) This Note has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. Neither this Note nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of (a “Transfer”) in the absence of such registration or unless (i) such transaction is exempt from, or not subject to, registration under the Securities Act or the securities laws of any state or other jurisdiction and (ii) is made in compliance with applicable federal and state statutory resale restrictions, if any. The Holder by its acceptance of this Note agrees that it shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of this Note or any portion thereof or interest therein other than in a minimum denomination of $50,000 principal amount (or any integral multiple of $10,000 in excess thereof) and then (other than with respect to a Transfer pursuant to a registration statement that is effective at the time of such Transfer) only (a) to the Company, (b) to an Affiliate of the Holder, (c) to a Person it reasonably believes to be an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or (d) pursuant to a transaction in compliance with Rule 144 or Rule 144A under the Securities Act, and in the case of (b), (c) and (d) above in which the transferor furnishes the Company with such certifications, legal opinions or other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act as applicable.

(b) The Holder represents that it is an “accredited investor” within the meaning of Rule 501 of the Securities Act. The Holder has been advised that this Note has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Holder is aware that the Company is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The Holder has not been formed solely for the purpose of making this investment and is acquiring the Note for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof.

(c) The Company shall cooperate with the Holder and take all actions reasonably necessary to effectuate any Transfer of this Note by the Holder that is permitted under Section 7(a) above.

8. Definitions.

Unless otherwise defined in this Note, the following capitalized terms shall have the following respective meanings when used herein.

“Defaulted Payment” has the meaning set forth in Section 6 hereof.

“Holder” means the person in whose name this Note is registered on the Note Register.

“Lien” shall have the meaning ascribed to such term as set forth in the Purchase Agreement.

“Maturity Date” has the meaning set forth in Section 2 hereof.

“Next Financing” shall mean the closing of a sale of equity or convertible debt securities by the Company or any Subsidiary, or series of closings, as part of the same transaction, of equity or convertible debt securities within a period of three months, in the gross amount of at least $6,000,000.

“Note Register” means the register or other ledger maintained by the Company that records the record owners of the Notes.

“Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, which Indebtedness does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until after the Maturity Date; (B) Indebtedness secured by Permitted Liens, including without limitation Indebtedness incurred in connection with arrangements contemplated by clauses (v) through (vii) of the definition of the term “Permitted Liens”; (C) Indebtedness to trade creditors or for professional services incurred in the ordinary course of business; (D) extensions, refinancings and renewals of any items of Permitted Indebtedness described above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiaries, as the case may be; and (E) Indebtedness outstanding immediately prior to the execution of this Agreement. Permitted Indebtedness shall include, without limitation, (i) the principal amount of such Indebtedness, (ii) unpaid accrued interest thereon, and (iii) subject to clause (D) of this definition, all other obligations of the Company arising out of the Permitted Indebtedness now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against the Company of any bankruptcy, reorganization or similar proceeding.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) any Lien securing debt obligations consisting of working capital credit facilities, whether or not revolving, obtained on commercially reasonable terms and secured only by the Company’s and/or its Subsidiaries’ accounts receivable and/or inventory; (vii) Liens in existence prior to the execution of this Agreement; (viii) Liens securing Permitted Indebtedness; (ix) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (xi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, and (xii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of March     , 2012, among the Company and the initial holders of the Notes.

9. Miscellaneous.

(a) Payment. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Note at the times, places and rate, and in the coin or currency, herein prescribed. This Note is issued upon the express condition, to which each successive holder expressly assents and by receiving the same agrees, that no recourse under or upon any obligation, covenant or agreement of the Note, or for the payment of the principal of the Note, or for any claim based on the Note, or otherwise in respect hereof, shall be had against any incorporator or any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, whether by virtue of the constitution, statute or rule of law or by any assessment or penalty or otherwise howsoever, all such individual liability being hereby expressly waived and released as a condition of and as a part of the consideration for the execution and issue of the Note.

(b) Notice. The Company will give prompt written notice to the Holder of this Note of any change in the location of the Designated Office. Any notice to the Company or to the Holder of this Note shall be given in the manner set forth in the Purchase Agreement; provided that the Holder of this Note, if not a party to such Purchase Agreement, may specify alternative notice instructions to the Company.

(c) Transfer. (1) The transfer of this Note is registrable on the Note Register upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such Notes are issuable only in registered form without coupons in denominations of $10,000. No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(2) Upon presentation of this Note for registration of transfer at the Designated Office accompanied by (i) certification by the transferor that such transfer is in compliance with the terms hereof and (ii) by a written instrument of transfer in a form approved by the Company executed by the Holder, in person or by the Holder’s attorney thereunto duly authorized in writing, and including the name, address and telephone and fax numbers of the transferee and name of the contact person of the transferee, such Note shall be transferred on the Note Register, and a new Note of like tenor and bearing the same legends shall be issued in the name of the transferee and sent to the transferee at the address and c/o the contact person so indicated. Transfers and exchanges of Notes shall be subject to such additional restrictions as are set forth in the legends on the Notes and to such additional reasonable regulations as may be prescribed by the Company as specified in Section 7 hereof. Successive registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Note register.

(3) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, receipt of indemnity reasonably satisfactory to the Company and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor and dated as of such cancellation, in lieu of such Note.

(d) Amendments; Waivers. Neither this Note nor any term hereof may be amended or waived orally or in writing, except that any term of this Note and the other Notes may be amended and the observance of any term of this Note and the other Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), and such amendment or waiver shall be applicable to all of the Notes, upon the approval of the Company and the holders of fifty-one percent (51%) or more of the outstanding principal amount of all then outstanding Notes (a “Majority in Interest”); provided, however, that any amendment that would (i) reduce the principal amount of any Note, (ii) reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the Notes; or (iii) modify this Section 9(d) shall, in each case, require the approval of the holder of each Note to which such amendment shall apply. The Company may, without the consent of any holder of the Notes, amend the Notes for the purpose curing any ambiguity or correcting or supplementing any defective provision contained in the Notes; provided that such modification or amendment does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders of the Notes in any material respect, or adding or modifying any other provisions with respect to matters or questions arising under the Notes which the Company may deem necessary or desirable and which will not adversely affect the interests of the Holders of the Notes. The Company will not amend any provision of any other Note in a manner favorable to any Holder thereof unless a similar amendment is made or offered with respect to all of the Notes.

(e) Governing Law. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(f) Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Note and shall not affect the construction of, or be taken into consideration in interpreting, this Note.

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder. If the Company is at any time required or obligated to pay interest hereunder at a rate that would be in excess of a statutory or legally permitted rate, then the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and any prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(h) Execution; Entirety. This Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Note by telecopy shall be effective as delivery of a manually executed counterpart of this Note. This Note constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date first written above.

AUTHENTIDATE HOLDING CORP.

By:

Name:	O’Connell Benjamin
Title:	Chief Executive Officer